Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Level 3 Communications, Inc.:

We consent to use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, changes in stockholders’ equity (deficit), and comprehensive loss for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for goodwill and other intangible assets in 2002 and for asset retirement obligations in 2003.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

May 24, 2005